                                                                     EXHIBIT 12

             CASE CREDIT CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                              Six Months Ended Six Months Ended
                                               June 30, 2001    June 30, 2000
                                              ---------------- ----------------
Net (loss) income............................       $ (6)           $   3
Add:
  Interest expense...........................        105              111
  Income tax (benefit) expense and other
   taxes on (loss) income....................         (3)               2
                                                    ----            -----
    Earnings as defined......................       $ 96            $ 116
                                                    ====            =====
Interest expense.............................       $105            $ 111
                                                    ----            -----
    Fixed charges as defined.................       $105            $ 111
                                                    ====            =====
Ratio of earnings to fixed charges...........       .91x            1.05x
                                                    ====            =====

   For the period ended June 30, 2001, there was a $9 million deficiency in the coverage of earnings as defined, to fixed charges as defined.